Exhibit 99.1

Contacts: Mitchell Steiner, MD William R. Gargiulo, Jr. Michele Greco, CFO	901.581.5872 231.526.1244 312.595.9123

The Female Health Company and Aspen Park Pharmaceuticals

to Discuss the Proposed Merger

Conference Call Scheduled Today Wednesday, April 13, 2016 at 11:00 a.m. ET

CHICAGO (April 13, 2016) – The Female Health Company (NASDAQ: FHCO) will host an investor conference call to discuss its proposed merger with Aspen Park Pharmaceuticals, Inc. today Wednesday, April 13, 2016 at 11:00 a.m. Eastern Time (ET). Mitchell Steiner, M.D., President and CEO of Aspen Park Pharmaceuticals, and President and CEO designee of the combined company, will participate in the call.

Shareholders and other interested parties may participate in the conference call by dialing 1-844-868-9326 (international participants dial 1-412-317-6594) and asking to be connected to “The Female Health Company Conference Call” at least ten minutes before 11:00 a.m. ET.

A replay of the conference call will be available beginning at 9:00 a.m. ET Friday, April 15, 2016 through Friday, April 22, 2016, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10084078. After Friday, April 22, 2016, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process. The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, the Zika virus and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

About Aspen Park Pharmaceuticals

Aspen Park Pharmaceuticals, Inc. is a privately held therapeutics company focused on the development and commercialization of pharmaceutical and consumer health products for men’s and women’s health, diseases and oncology. For men, product and product candidates are in the areas of benign prostatic hyperplasia, male infertility, amelioration of side effects of hormonal prostate cancer therapies, gout, sexual dysfunction, and prostate cancer. For women, product candidates are for female sexual health and advanced breast and ovarian cancers. Aspen Park Pharmaceuticals is planning to launch in the United States the PREBOOST™ OTC product for reducing the incidence of premature ejaculation in Q4 of fiscal 2016. Aspen Park Pharmaceuticals has offices in New York City, New York. For more information on PREBOOST™ OTC product visit www.preboost.com or for more information on APP visit at www.aspenparkpharma.com.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

For more information about the Female Health Company visit the Company’s website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company’s e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.